Example Template : 77O



DWS RREEF Global Infrastructure Fund

N-Sar July 1, 2013 - December 31, 2013

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
NRG Yield, Inc.	62942X108	7/17/2013
	$22.0	$430,650,000	345,300	1.76%
	BAC,CITI,GS,BCLY,RBC,CS,DB	BAC
Phillips 66 Partners	718549207	9/30/2013
	$23.0	$377,200,000	300,000	1.83%
	JPM,MS,BAC,CS,BCLY,DB,RBC,CITI,RBS	JPM